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                                 EXHIBIT 99.1


          BOARD OF JOSLYN TO STUDY DANAHER CORP. ACQUISITION PROPOSAL

      CHICAGO, July 10 - Joslyn Corp. (OTC:JOSL) announced that Danaher Corp.'s recent acquisition proposal has been referred to its board for consideration in due course. A letter was delivered to the president of Danaher Corp. on July 10, 1995. The text of the letter follows:


                                          July 10, 1995


George M. Sherman
President and Chief Executive Officer
Danaher Corporation
1250 24th Street NW - Suite 800
Washington, D.C.  20037

Dear George:

            We have received your letter dated July 7, 1995 and have forwarded it to our board. Your proposal will be considered at our regularly scheduled meeting on July 19, 1995. Promptly after that meeting, we will either inform you of our board's response or give you an estimated date for such response.

            As you know, we have recently reconstituted our board. It is now comprised of a majority of independent directors and led by a non-executive chairman. We would not presume to preempt or predict their decision. It is not presumptuous, however, to offer the following observations:

                  In considering your proposal, the board will be weighing it against the excellent prospects of the Company on an independent, stand-along basis as we begin to see the benefits of new programs which are now being implemented. Anticipated strong second quarter results and the Cyberex acquisition are but two examples.

                  Even if the board were to determine to abandon the Company's independent status and pursue a business combination, it would first select between a


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                  strategic merger and, as you have proposed, a
                  change-in-control transaction. The next decision would be how to pursue such a transaction. In the absence of an unquestionably pre-emptive offer from Danaher, an exclusive negotiation over a change-in-control transaction is not likely to occur because of the fiduciary duties of our directors.

                  The guiding principle for our directors will be the best interests of our stockholders. If they determine to pursue a transaction, the Company will do so vigorously. If they determine to continue down our independent path, the Company will pursue all appropriate defenses.

            Our board will give your proposal a thorough, careful and good faith review on the 19th. We will respond to you shortly after that meeting.

                                          Sincerely,


                                          /s/William E. Bendix
                                          --------------------
                                          /s/L.G. Wolski
                                          --------------------


cc:   Board of Directors of Joslyn Corporation

            Media Contact: William Rotenberry, director of corporate development, 312-454-2921, Joslyn.



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